Exhibit 10.1
March 17, 2010
Mr. Harry Sladich
2808 South Park Lane
Spokane, WA 99212
Dear Harry,
On behalf of Red Lion Hotels Corporation, I am delighted to offer you the position of Executive Vice President Sales & Marketing for Red Lion Hotels Corporation hotel operations. In your new position, you will report to me in my capacity as Executive Vice President of Hotel Operations and Chief Operating Officer. The following outlines the employment package for your position.
POSITION: Full-time Executive Vice President for Sales & Marketing for Red Lion Hotels Corporation located in Spokane, Washington. Your responsibilities will be those outlined in your job description, as may be modified, and as may be assigned to you from time to time by me.
START DATE: You will report to work no later than Monday, May 3, 2010.
COMPENSATION: Your position is classified as a salaried exempt position, which means it is exempt from state and federal overtime laws. You will be paid a bi-weekly base salary of $6346.15 which is equivalent to $165,000.00 per year, subject to normal withholdings and payroll taxes. Our company’s pay periods run on a biweekly basis. You will be paid every other Friday beginning May 21, 2010.
You may be eligible for an increase in your base wage of up to $10,000.00, as of December 31, 2010, based on outstanding performance. This will be in lieu of the normal period for your first wage review, which would typically occur in Feb, 2011, and will make the potential for your total base pay to become $175,000.00 per year. “Outstanding performance” will be measured by being on track to achieve at least 95% of our target of 344,332 group room nights in 2010, as designated in the RLH 2010 budget.
Additionally, upon hire and subject to Board approval, you may be eligible to receive restricted stock units (RSU’s) in the amount of 10-15% of your salary.

BONUS: In addition to your base salary, you may be eligible to earn a bonus of up to 100% of your base salary, if you are continuously and actively employed throughout the applicable bonus period, and if you meet the other requirements outlined in the bonus plan, as may be amended from time to time, and any other specific bonus criteria that may be determined by Red Lion from time to time.
ANNUAL PERFORMANCE EVALUATION: Performance evaluations are generally conducted annually on or about February 1st of each year. Red Lion may modify your salary based upon the annual performance evaluation or other facts. Any wage increase that you may be eligible for will be pro-rated based on your date of hire in this position or any merit increases granted throughout the previous year.
BENEFITS: You will be eligible to participate in all standard employee benefit programs on the same terms and conditions as other Red Lion Vice Presidents, as they may be modified from time to time, including:
•	Medical and Dental insurance eligible the first of the month following your hire date (company paid)

•	Employee Assistance Program (EAP)

•	Long Term Disability insurance coverage starting the first of the month following your hire date

•	Flexible Spending Account — Section 125 Medical Reimbursement and Dependent Care accounts eligible within 30 days of your hire date for the following 1st of the month effective date

•	AFLAC — Voluntary Cancer Protection, Short Term Disability, Personal Recovery and Accident / Injury Protection Plans available following date of hire and also during open enrollment periods

•	Paid vacation

•	Paid sick leave

•	Two weeks paid vacation within your first year of employment and three weeks paid vacation beginning in your third year of employment. Any additional weeks in vacation allowance will be subject to standard timing within the company’s normal benefit program.

•	A special paid Year-End Break to be taken each calendar year between December 25 and January 1

•	Eight (8) paid holidays each year and one (1) personal day

•	Participation in the RLH 401(k) Retirement Savings Plan with a discretionary match which, if made, will be on a graduated basis based on length of service, eligible on your hire date

•	Direct Deposit

•	Option to purchase shares of RLH stock at a 15% discount through payroll deduction (Employee Stock Purchase Program)

•	Voluntary Term Life and AD&D Insurance coverage eligible the first of the month following your hire date

•	Continuing education reimbursement

•	Complimentary Red Lion Family of Hotels accommodations for you and your family
A benefit book will be provided to you upon the commencement of your employment, describing RLH’s benefits and eligibility requirements in detail. You will also receive a copy of RLH’s Associate Handbook with information regarding the Company’s policies and procedures.
PROOF OF ELIGIBILITY TO WORK IN U.S.: Our offer is contingent upon your submission of satisfactory proof of your identity and your legal authorization to work in the United States. If you fail to submit this proof, federal law prohibits us from hiring you.
LOYALTY, NONDISCLOSURE OF CONFIDENTIAL INFORMATION: By accepting this offer, you agree that you will act at all times in the best interest of RLH. You also agree that, except as required for performance of your work, you will not use, disclose or publish any Confidential Information of RLH either during or after your employment, or remove any such information from the Company’s premises. Confidential Information includes, but is not limited to, lists of actual and prospective customers and clients, financial and personnel-related information, projections, operating procedures, budgets, reports, business or marketing plans, compilations of data created by RLH or by third parties for the benefit of RLH.
COMPLAINT RESOLUTION: By accepting this offer with RLH, you also agree to continue to familiarize yourself with its policies, including its policies on equal opportunity and anti-harassment, and to promptly report to the appropriate RLH supervisors or officers any matters which require their attention.

KEY EMPLOYEE STATUS: You are regarded as a key employee under certain federal regulations governing family and medical leave. This status will require that you work closely with us in planning if you develop a need for family or medical leave.
NATURE OF EMPLOYMENT: As explained to you on the application for employment you submitted, RLH is an at-will employer. This means that your employment is not for a set amount of time; either you or the Company may terminate employment at any time, with or without cause.
DRUG SCREEN AND BACKGROUND CHECK: RLH has a vital interest in maintaining safe, healthful and efficient working conditions for its employees. With this in mind, employment at RLH is contingent on your satisfactory completion of a drug screen and background check.
ENTIRE AGREEMENT: This letter contains all of the terms of your employment with RLH, and supersedes any prior understandings or agreements, whether oral or in writing.
Red Lion Hotels Corporation reserves the right, subject to limitations and provisions of applicable law and regulations, to change, interpret, withdraw, or add to any of its policies, benefits, or terms and conditions of employment at its sole discretion, and without prior notice or consideration to any associate. The Company’s policies, benefits or terms and conditions of employment do not create a contract or make any promises of specific treatment.

Harry, I am very pleased and proud to be adding your talents to our management team which is dedicated to making a difference in the communities we serve, creating fulfilling jobs and environments conducive to success, and providing the foundation for ongoing success of Red Lion Hotels Corporation.
Sincerely,
/s/ George Schweitzer
George Schweitzer
Executive Vice President Hotel Operations and Chief Operating Officer
Red Lion Hotels Corporation
Accepted this 19th day of March, 2010

/s/ Harry Sladich Employee Signature
“Through personalized, exuberant service, we will create the most memorable guest experience possible, allowing us to be the leader in our markets.”

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